Exhibit 99.1

FRONTDOOR PROMOTES EVAN IVERSON TO

CHIEF OPERATING OFFICER

MEMPHIS, Tenn. – (Aug. 5, 2024) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced that Evan Iverson has been promoted to Senior Vice President and Chief Operating Officer, effective August 1, 2024.

“In his five years with Frontdoor, Evan has consistently demonstrated strong leadership, strategic insight, and the ability to see the toughest missions through to completion,” said Bill Cobb, Frontdoor’s Chairman and CEO. “I have complete confidence in his ability to help take the business to even higher levels of performance.”

As Chief Operating Officer, Iverson’s responsibilities now include oversight of the company’s technology strategy and architecture, as well as the integration and delivery of technology into the company’s service offerings. This is in addition to maintaining his responsibilities for the day-to-day operational functions of the American Home Shield and Frontdoor brands with a focus on enhancing the contractor and member experiences, and managing relationships with the approximately 16,000 independent contractors who service American Home Shield and Frontdoor customers.

“I am honored by this promotion, and I’ll do everything in my power to ensure Frontdoor and American Home Shield continue to deliver for our two million members,” Iverson said.

Iverson joined Frontdoor in January 2019 as Vice President Operations, and served from August 2023 to December 2023, as Senior Vice President of Contractor Engagement. He was promoted to Chief Operations Officer in January 2024. Before joining Frontdoor, his senior leadership roles included service at Amazon.com as the Senior Product Manager in Global Fulfillment Services, and for McKinsey & Company as Associate Principal.

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About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset - their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop-app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit www.frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor's filings with the United States Securities and Exchange Commission (which are available on the SEC's EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Media:
Tom Collins
mediacenter@frontdoor.com

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